DISTRIBUTION SERVICES AGREEMENT

This Agreement is made as of April 24, 2015 by and between JPMorgan Distribution Services, Inc. (the “Distributor”) and MONY Life Insurance Company of America (the “Company”).

WHEREAS, the Company has entered into a Participation Agreement, dated April 1, 2011, with JPMorgan Insurance Trust, an open-end investment company registered under the Investment Company Act of 1940 (the “Fund”), J.P. Morgan Investment Management Inc., as investment adviser, and J.P. Morgan Funds Management, Inc., as administrator, with respect to the purchase of classes of shares of one or more series of the Fund (each a “Portfolio”) by certain separate accounts of the Company (“Accounts”); and

WHEREAS, the Distributor serves as the distributor to the Fund; and

WHEREAS, the Company desires to provide certain distribution and shareholder services in connection with their allocation of contract values to the Portfolios and Distributor desires Company to provide such services, subject to the conditions of this Agreement; and

WHEREAS, pursuant to Rule 12b-1 under the Investment Company Act of 1940 Act (“1940 Act”), each Portfolio has adopted a distribution plan (the “Distribution Plan”) with respect to its Class 2 shares which, among other things, authorizes the payment of fees to the Distributor to be used to compensate organizations such as the Company for distribution services (“Rule 12b-1 Fees”).

NOW THEREFORE, in consideration of mutual covenants contained in this Agreement, the Distributor and the Company agree as follows:

1. Company’s Distribution Services.

(a) For Portfolios with Class 2 shares, the Company will provide distribution services for such classes, including but not limited to reasonable distribution and support assistance in connection with the distribution of Class 2 shares of the Portfolio to owners of the variable insurance contracts who, through the Company’s separate accounts, beneficially own such shares (collectively the “Distribution Services”).

(b) The Company will furnish to the Distributor, the Fund, or their designees such information as the Distributor may reasonably request, and will otherwise cooperate with the Distributor in the preparation of reports to the Fund’s Board of Trustees concerning this Agreement, as well as any other reports or filings that may be required by law.

2. Maintenance of Records. The Company shall maintain and preserve all records as required by law to be maintained and preserved in connection with providing the services herein. Upon the reasonable request of Distributor or the Fund, Company shall provide Distributor, the Fund, or the representative of either, copies of all such records.

3. Fees. During the term of this Agreement, Distributor will pay Company the Rule 12b-1 Fees set forth in each Portfolio’s prospectus to the extent that Distributor receives such Rule 12b-1 payments from a Portfolio.

Rule 12b-1 Fees may be reduced or eliminated at any time if the Distribution Plan under which the fees are paid are materially amended or terminated either by the Fund’s Board of

Trustees or by vote of a majority of the outstanding Class 2 shares of the applicable Portfolio. Distributor reserves the right not to pay Rule 12b-1 Fees to Company if Company’s 12b-1 Fee payments for a given month are deemed to be de minimis. Distributor currently adheres to a $25.00 de minimis threshold, but reserves the right to change that threshold from time to time.

For the payment period in which this Agreement becomes effective or terminates, there shall be an appropriate pro-ration of Rule 12b-1 Fee payment on the basis of the number of days that this Agreement is in effect during the period.

Company’s acceptance of Rule 12b-1 Fees hereunder shall constitute its representation (which shall survive any payment of such fees and any termination of this Agreement and shall be reaffirmed each time Company accepts a fee hereunder) that the services provided by Company pursuant to this Agreement are in support of the distribution of shares of the Portfolios.

Distributor will calculate the Rule 12b-1 Fee at the end of each calendar month and will make such payment to the Company, without demand or notice by the Company, within thirty (30) days thereafter. Such payment will be accompanied by a statement showing the calculation of the amounts being paid by Distributor and such other supporting data as may be reasonably requested by the Company.

Payment of fees under this Agreement shall be made to Company in accordance with Company procedures. Company may amend such procedures and in the event of such amendment will provide sufficient notice to the paying entity.

4. Representations, Warranties and Agreements.

The Company represents, warrants, and covenants that (i) if required by applicable law, the Company will disclose to each Contract Owner the existence of the Rule 12b-1 Fee received by the Company pursuant to this Agreement in a form consistent with the requirements of applicable law; (ii) it is authorized to provide the services and to receive the Servicing Fee contemplated hereby; (iii) this Agreement has been duly authorized by all necessary corporate action and, when executed and delivered, shall constitute the legal, valid and binding obligation of the Company, enforceable in accordance with its terms; and (iv) the activities of the Company contemplated by this Agreement and its receipt of the Rule 12b-1 Fees comply with all provisions of federal and state securities laws applicable to such activities and fees.

The Distributor represents and warrants that it is a broker-dealer registered under the Securities Exchange Act of 1934 and it is authorized by the Fund’s Board of Directors to enter into this Agreement and, when executed and delivered, shall constitute the legal, valid and binding obligation of the Distributor, enforceable in accordance with its terms.

To the extent shares of the Portfolios are purchased by variable insurance contract owners through a defined contribution plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), Company represents and warrants that it either:

(a)	is not a “fiduciary” with respect to the provision of the services contemplated herein to any Plan(s) as such term is defined in Section 3(21) of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”); or

(b)	its receipt of fees pursuant to this Agreement and the provision of the services contemplated herein to any Plan(s) will not constitute a non-exempt “prohibited transaction” as such term is defined in Section 406 of ERISA and Section 4975 of the Code.

5. Indemnification.

(a) Company shall indemnify and hold harmless Distributor, each Portfolio, the transfer agent of the Portfolios, and their respective subsidiaries, affiliates, officers, directors (or trustees), and employees from all claims, liabilities, losses or costs (including reasonable attorney’s fees) arising directly from:

(i) any breach by Company of any representations, covenants or warranties in this Agreement or a material breach of any provision of this Agreement; and

(ii) any willful misconduct or negligence (as measured by industry standards) of Company, its agents and employees, in the performance of, or failure to perform, its obligations under this Agreement, or any reckless disregard of its obligations under this Agreement.

(b) Distributor shall indemnify and hold harmless Company and its subsidiaries, affiliates, officers, directors, and employees from and against any and all claims, liabilities, losses or costs (including reasonable attorney’s fees) arising directly from:

(i) any breach by Distributor of any representations, covenants or warranties in this Agreement or any material breach of any provision of this Agreement; and

(ii) any willful misconduct or negligence (as measured by industry standards) of Distributor, its agents and employees, in the performance of, or failure to perform, its obligations under this Agreement, or any reckless disregard of its obligations under this Agreement.

(c) Neither Distributor nor Company shall be liable for special, consequential or incidental damages. This indemnity agreement will be in addition to any liability, which the parties may otherwise have.

(d) The agreement of the parties in this Section 5 to indemnify each other is conditioned upon the party entitled to indemnification (Indemnified Party) giving notice to the party required to provide indemnification (Indemnifying Party) promptly after the summons or other first legal process for any claim as to which indemnity may be sought is served on the Indemnified Party. Such notice will be given by any means of prompt delivery that provides confirmation of receipt to the address provided by each party in this Agreement. The Indemnified Party shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting from it, provided that counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be approved by the Indemnified Party (which approval shall not unreasonably be withheld), and that the Indemnified Party may participate in such defense at its expense. If the Indemnifying Party does not elect to assume the defense, the Indemnifying Party will reimburse the Indemnified Party for the reasonable fees and expenses of any counsel retained by it. The failure of the Indemnified Party to give notice as provided in this Sub-section (d) shall not relieve the Indemnifying Party from any liability other than its indemnity obligation under this Section. No

Indemnifying Party, in the defense of any such claim or litigation, shall, without the written consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect to such claim or litigation.

(e) The provisions of this Section 5 shall survive the termination of this Agreement.

6. Effectiveness and Termination.

(a) This Agreement shall continue in effect, with respect to Rule 12b-1 Fees payable by each Portfolio, until the October 31st following the date of its execution, and thereafter for successive periods of one year if the form of this Agreement is approved at least annually by the Board of Trustees of the Fund, including a majority of the members of the Board of the Trustees of the Fund who are not interested persons of the Portfolios cast in person at a meeting called for that purpose.

(b) This Agreement will automatically terminate with respect to a Portfolio in the event of its assignment (as such term is defined in the 1940 Act) with respect to such Portfolio, upon the termination of the distribution agreement between a Portfolio and the Distributor, the Participation Agreement or upon the termination of the applicable Distribution Plan(s). This Agreement may be terminated with respect to any Portfolio by the Distributor or by the Company, without penalty, upon sixty (60) days’ prior written notice to the other party. This Agreement may also be terminated with respect to any Portfolio at any time without penalty by the vote of a majority of the members of the Board of Directors of the Fund who are not “interested persons” (as such term is defined in the 1940 Act) and who have no direct or indirect financial interest in the 12b-1 Plan relating to such Portfolio or any agreement relating to such Plan, including this Agreement, or by a vote of a majority of the Class B Shares of such Portfolio on 60 days’ written notice.

(c) In addition, either party may terminate this Agreement immediately if at any time it is determined by any federal or state regulatory authority that compensation to be paid under this Agreement is in violation of or inconsistent with any federal or state law.

7. Miscellaneous.

(a) No modification of any provision of this Agreement will be binding unless in writing and executed by the parties. No waiver of any provision of this Agreement will be binding unless in writing and executed by the party granting such waiver.

(b) This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors; provided, however, that this Agreement may not be assigned by either party.

(c) This Agreement may be executed in several counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

JPMORGAN DISTRIBUTION SERVICES, INC.

By:	/s/ Robert L. Young

Name:	Robert L. Young

Title:	Managing Director

Date:

MONY LIFE INSURANCE COMPANY OF AMERICA

By:	/s/ Steven Joenk

Name:	Steven Joenk

Title:	Senior Vice President

Date: